EXHIBIT 99.1

February 23, 2009

Dear Shareholders,

I realize that you haven’t heard much from me lately. There’s been so much going on at Voyant, and things have been changing so rapidly, that any letter I might have written would have been quickly out of date, often within hours.

Let me start with a brief summary of each of our business units, and then I’ll touch on our deal flow activities, our Board of Directors, and our finances.

RocketStream is doing well under Jay’s leadership. RocketConnect is a big part if his focus these days. We are really excited about the mobile aspects of RocketConnect that are enabled by our new partnership with Sunbay. This product will allow us to reach all the way through the value chain to touch mobile consumers. And while the original RocketConnect was targeted at last-mile broadband access, these mobile enhancements will allow us to access the related mobile data market, which is worth well over $100 billion per year and growing rapidly.

I’d like to congratulate our partners at Sunbay on winning the award for Most Innovative Carrier Infrastructure or Platform at the 2009 mobile Innovation Global Award Competition – EMEA Tournament last week in Barcelona. The technology that won this award, is the same technology that we put into RocketConnect for mobile applications. Despite the fact that we formalized our technology agreement only last month, we’ve been working with Sunbay for over a year now, and we recognized the merits of this technology early on. This is exactly what we pride ourselves on: the capability to see value in technology before others do.

Moving on to the discrete RocketStream product, we have recently enhanced our existing sales channels by empowering customers to make online RocketStream purchases directly from our own website. Previously, online sales have only been possible through some of our select channel partners. Because we know our own products better than even our best partners, we believe that we’ll have a better conversion rate for direct online sales than they can achieve. We were pleased that Digital River, the premier provider of e-commerce solutions, chose to provide this functionality for RocketStream, and we’ve seen a strong initial customer response.

Remember, of course, that RocketStream’s primary focus is on embedding this technology as “middleware” in other companies’ software and hardware. We proved that this works well in our partnership with Proginet, and we intend to take the fruits of that labor to other software and hardware companies in 2009. In particular, we’re pursuing large-scale deployment customers, especially those that can lead us to recurring revenue streams. These include telecom service providers and some other large enterprise companies.

In our white space radio (WSR) group, we are expecting a very busy year in 2009. We’re already making deliveries of WSRs to our launch customer, and we expect to be adding further customers in the coming months. As we have continued to study this market and watch it evolve, we have confirmed our belief that this market has real strength and there are a number or places where we could potentially contribute. We remain very, very excited about the potentially enormous market that the white space spectrum can enable. I’m quite proud that we have positioned ourselves so well to become a potential leader in this field.

Some of you may have read in the news that Congress has recently delayed the conversion to digital TV, which means that the white spaces will not be made available in February as originally promised, but will instead become available in June. I want to assure you that this delay does not impact us at all. There is a long process of FCC certification that needs to be performed before FCC-compliant WSRs can be used in applications beyond the kind we’re currently serving. Since the FCC hasn’t even issued their test procedures yet, we don’t anticipate spectral availability to be a gating item.

Meeting these FCC requirements will be very difficult for many companies, but we expect this to provide a competitive advantage to Voyant. The compliance aspects that other companies may find particularly challenging are precisely the things that our WSR team is particularly good at. I believe that this will be a boon for us and a barrier to entry to those who come after us, and that’s why I think that Voyant is uniquely suited to be the prime supplier of WSRs to a large, new multi-billion-dollar industry.

I’d like to note that when we first decided to enter this area, we realized that there will be a whole new generation of mass consumer applications, services, and devices that could leverage our core technology. That is what attracted us to this market. What’s new here is that there are near-term opportunities to leverage this technology that had not emerged until recently. We feel we are better positioned to capture some of these new applications than other players in the wireless space. We believe that we can do even more, sooner in this market than we originally thought. That’s exciting.

The Voyant Aviation Broadband (VAB) group is also making a lot of progress, particularly in deepening our relationship with Harris and with airlines from a diverse geographical area. We are now engaged with potential customers and partners in Europe, North America, Asia, Australia, and South America.

What resonates most with our partners and customers is Voyant’s promise of up to 35 Mbps per aircraft. I can’t stress enough how unique this capability is. You may have read news in the past year about other in-flight connectivity systems being rolled out that promise one or two Mbps, but it’s important to remember that this bandwidth must be shared by all airplanes in a region. That means that when it’s installed on many airplanes, the passenger experience will be more like dial-up than broadband. Not so with VAB. We intend to offer a true and fully scalable broadband experience, and we believe that this will be an absolute requirement to meet passengers’ expectations in the near future, as more and more of the population presumes that they will always be connected, at broadband data rates, wherever they go.

After carefully reviewing our activities, we’ve decided to suspend the activities of the Voyant Digital Media business unit at this time. This group has really worked hard, attempting to set into motion a very ambitious plan to build a unique, technology-enabled digital media empire, and we believe in that vision. We also believe that this vision will take time to come to fruition, and in this resource-constrained environment, we need to focus our resources on initiatives carrying tangible near-term impact for Voyant and our shareholders. Mark Laisure has really done a phenomenal job positioning Voyant within the entertainment industry, so it was a difficult decision to suspend these activities. However, I know our shareholders expect the management to make these tough decisions. We will continue to benefit from Mark’s insight and connections, since Mark remains Chairman of Voyant’s Board of Directors. We reserve the option to resume Digital Media initiatives as soon as progress on other fronts allows, and we still look forward to capitalizing on some of the very high-profile relationships that Mark’s team has cultivated.

One other change that we have recently made to our Board of Directors is the departure of Scott Fairbairn. This is the final step of a transition that we began last July, when Jay Elliot, a former executive from Apple, Intel, and IBM, took the helm at RocketStream. As part of that transition, Scott departed his day-to-day responsibilities at Voyant. Scott had graciously remained on Voyant’s board of directors during this transition period, which is now complete. Scott remains a close friend and ally of the company, and we have initiated a search to fill this position, which will remain vacant until that search is completed.

Shifting gears now to our deal flow activities, many of you will remember from past letters and conference calls, we have been contemplating and negotiating a corporate acquisition since last autumn. While this acquisition has been “on again, off again” many times in the past few months, we have just made the decision to walk away from this deal.

There were several significant factors that led to our decision. First, the business in question missed their Q4 milestones, and we became concerned about their ability to meet their 2009 targets. Second, we experienced some challenges in getting this deal financed. Third, the details of the deal changed during the long negotiating process in such a way that the assets we would have acquired would have been less synergistic with Voyant’s existing business plans and less accretive to our earnings. The decision not to go through with this deal was difficult to make, and this turn of events is somewhat disappointing, because I felt that this deal in its original form – when we first began to pursue this acquisition last fall – would have really helped propel Voyant forward. As with all such things, if the terms were to change substantively, we could revisit the deal, but at this point we don’t plan to do so.

In the long process of evaluating this opportunity, I’m pleased to see that our internal business development processes have function just as intended. One of the hallmarks of good deal consideration is knowing when to close a deal (e.g., RocketStream), and when to walk away (e.g., in this instance). Both of these are part of a normal, healthy M&A operation, and I think that we’ve proven that we have the sound business judgment to know which is called for in a given instance.

I’m also pleased to report that there are plenty of other opportunities in our deal flow pipeline right now. In this tough economy, many assets are undervalued, and that provides us with ample opportunities. Voyant is a public equity vehicle with a management team skilled in acquisitions and business integration. We have both a significant loyal retail shareholder base and significant institutional investor interest. As I’ve been talking to existing and prospective shareholders, I’ve found that our public holding company business model resonates very well with these investors.

While much of our attention has been externally focused on M&A, we’re also examining our existing business units in order to make sure that we’re optimally structured for this economic climate. Every member of the management team – Mark, Jay, Steffen, David, Ed, Herschel, and I – wears two hats. We are all focused on growing this company organically by making our business units prosper, and each of us is also constantly bringing in new potential business deals, including M&A opportunities. Our team has a unique combination of backgrounds, with significant and diversified relationships, that we believe will serve Voyant very well. Between our deal flow activities and running our business units, to say that we’re busy would be an understatement!

Finally, let me touch on our finances. Despite the current market environment, we have been able to take in sufficient funds through a variety of equity and debt instruments to fund the company’s operations. At various points during the year, we’ve been able to restructure those deals as needed. I’m pleased to report that we have just concluded a small additional loan agreement that will enable us to continue growing our business units, even in this tight credit environment. We have also worked with our existing investor to restructure and extend our current debt, some of which had been coming due today. We are pleased that our investor continues to be very supportive of Voyant and the work we are doing.

We continue to successfully resist predatory financing offers and instead have focused on incremental funding on the best achievable terms. We believe that by making progress in our various business units, we will eventually be able to take on more traditional equity financing on much better terms than we can currently achieve, and that is exactly our plan. As you may have realized, Voyant has been operating on very limited funds for quite some time, and that has certainly had an effect. That being said, we’ve managed to do a tremendous amount with these limited resources. We intend to continue to make progress in our business milestones, and we hope to see the market properly reward those accomplishments. As that happens, our plan is to leverage this reward to fund our operations at a more aggressive pace.

I think that you’ll agree that, despite the considerable challenges in today’s business climate, we have a lot to look forward to. The Voyant team is a very busy group of people, but that’s the way we like it. We are here because we share the Voyant vision of serving the intersection of digital content and technology, and thereby building a profitable, sustainable, and substantial company from which to nurture and launch compelling businesses at the forefront of their respective fields.

We are grateful for our enthusiastic shareholder base. As I’ve told you in a previous letter, we know that we work for you, our shareholders, and we value your trust in us.

Sincerely,

_____________

Dana Waldman

CEO

In this letter, we make forward-looking statements about our future expectations, plans and prospects. There is a risk that the actual results we achieve will differ from those forward-looking statements. To better understand these risks and the reasons that our results may differ from our statements, please read the “Forward Looking Statements Note” on the Investor page of our website (www.voyant.net) and our filings with the Securities Exchange Commission, especially Forms 10K and 10Q.